Exhibit 99.1

MAX CAPITAL GROUP NAMES KEVIN C. WERLE
EXECUTIVE VICE PRESIDENT AND CHIEF RISK OFFICER

HAMILTON, BERMUDA, August 27, 2008 – Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) (“Max Capital” or the “Company”) today announced the appointment of Kevin C. Werle as Executive Vice President and Chief Risk Officer. Mr. Werle, an experienced insurance industry veteran who most recently served as Vice President responsible for risk management, information technology, and quantitative research for New England Asset Management, Inc. (NEAM), a unit of Berkshire Hathaway’s General Reinsurance Corporation, assumes responsibility for certain functions previously performed by Executive Vice President and Chief Operating Officer Peter Minton or by Executive Vice President, Finance and Investments Jim Tees.

Before joining the Berkshire Hathaway organization in 1998, Mr. Werle, 45, was Managing Director and Chief Operating Officer of Hartford Investment Management Company (HIMCO) and its affiliate, Hartford Investor Services, Inc. (HIS). He previously served as Vice President and Director, Investment Systems, at Hartford Financial Services Group; as a Senior Manager, Financial Services, at Andersen Consulting; and, early in his career, as a Systems Analyst/Programmer at CIGNA Investments.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “We are very pleased to add Kevin’s superior expertise to Max’s already robust risk management and analytical capabilities. In the current marketplace we believe significant depth in these areas will ultimately benefit our shareholders.”

Mr. Werle is a 1985 graduate of the University of Connecticut and a Chartered Financial Analyst. He is currently enrolled in the Financial Engineering graduate program at Columbia University.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roanne Kulakoff

Executive Vice President	Kekst and Company

jim.tees@maxcapservices.com	roanne-kulakoff@kekst.com

1-441-293-8800	1-212-521-4837